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                                                                   EXHIBIT 10.10


                              [TRAVIS MORGAN LOGO]

                    FINANCIAL CONSULTING SERVICES AGREEMENT

THIS AGREEMENT, is made and entered into on this 16th day of APRIL, 1999 by and between TRAVIS MORGAN SECURITIES, INC., having offices at 18952 MacArthur Blvd., Suite 315, Irvine, California 92612 (hereafter referred to as Consultant) and PROBEX CORP, having offices as 1467 LeMay, Suite 1 11, Carrollton, Texas, 75007 (hereafter referred to as Client).

It is agreed by both parties that Consultant and Client will enter into a binding agreement where Consultant will be retained as a non-exclusive financial consultant for Probex Corp. as earlier defined in the 'LETTER OF ENGAGEMENT' dated January 12th, 1999.

The Client desires to be assured of the association and services of the Consultant in order to avail itself of the Consultant's experience, skills, abilities, knowledge, and background to facilitate long range strategic planning, and to advise the Client in business and/or financial matters and is therefore willing to engage the Consultant upon the terms and conditions set forth herein. Consultant shall also provide assistance with communications, as needed, between the Client and the investors of the private placement offering as defined in the 'LETTER OF ENGAGEMENT' dated January 12th, 1999

Client will pay a fee to Consultant of $1,500 per month for the duration of this Agreement. In addition, Client shall pay an engagement fee of $1,500 upon execution of this agreement. The payment(s) is due on the 15th day of each effective thirty-day (30) period and will cover a service period of Twenty-Four
(24) Months. This Agreement is renewable, under the same terms, for an additional Twelve (12) Months upon written approval from both parties.

It is understood that, as your non-exclusive financial consultant, Consultant must in all instances rely upon the accuracy of information supplied to us from Client's Management, Officers and Directors. The Client assumes full responsibility for the accuracy and completeness of such information and Client agrees to indemnify and hold harmless from all claims, cost or other expenses incurred by any of them (including reasonable attorney's fees) arising out of or due to the inaccuracies or incompleteness of the material or information provided by client. The Client will approve all written material prior to distribution.

Consultant shall at all times act as an independent contractor in the transaction of its business and shall conduct its activities in accordance with the rules and regulations of the Securities and Exchange Commission and the long standing recognized industry business practices.

In witness Hereof, the parties have executed this document as of the date and year below.


By     /s/ Alex D. Daspit                  Date April 16, 1999
       --------------------------               ----------------------------
       Client/Company

Title  President
       --------------------------

By     /s/ E. Andrew Sensenig              Date April 16, 1999
       --------------------------               ----------------------------
       E. Andrew Sensenig

Title  CHAIRMAN
       --------------------------
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                              [TRAVIS MORGAN LOGO]

                              LETTER OF ENGAGEMENT

                               January 12th, 1999


PROBEX CORP.
1467 LEMAY, SUITE 111
CARROLLTON, TEXAS 75007

Dear Sirs;

         Discussions have been held between you and Travis Morgan Securities, Inc ("Agent") concerning a proposed private offering by Probex Corp. (hereinafter the "Company"). The Agent hereby confirms its interest in underwriting the proposed private placement.

1. Timetable. The parties hereto shall forthwith agree upon a timetable for the filing of any necessary blue-sky filings and all other steps necessary to effectuate the private offering at a date acceptable to the Agent.

2. Agent's Counsel. The Broker Dealer Selling Agreement shall be prepared by the Company, and the Company shall make all required filings with respect to the SEC. All corporate proceedings undertaken by the Company and other legal matters, which relate to the private offering and other related transactions shall be satisfactory in all material respects to counsel for the Agent.

3. Private Offering, Closing and Cold Comfort Letter. The Company proposes to offer, on a non exclusive basis, through the Agent and/or an underwriting group selected by the Agent up to One Million Four Hundred Thousand Units at $.50 per unit for an aggregate total of $700,000. Each unit is comprised of one share of common stock and one warrant to purchase an additional share of common stock for a period of twenty-four months at a price of $.75 per share. The Agent has an over-allotment option to place up to an additional 10% of the shares offered. The Agent contemplates to underwrite the offering on a best-efforts basis.

4. Warrants and Options. Warrants and options issued and to be issued by the Company within a specified time period shall be acceptable to the Agent.

5. Future Sales. It is understood that during the period of the proposed Offering and for one year from the date of the offering memorandum, the Company will not sell any equity or long-term convertible-debt securities at a price per share, or similar conversion price, which is less than that of the current private offering without the Agent's prior written consent, which may not be unreasonably withheld.

                            MEMBER NASD/SIPC INSURED

                           [TRAVIS MORGAN LETTERHEAD]
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6.       Reciprocal Indemnification. It is understood that there is reciprocal indemnification between the Company and the Agent as to certain liabilities, including liabilities under the Securities Act of 1933, as amended.

7. Information Available. It is understood and agreed between the Company and the Agent that all documents and other information relating to the Company's affairs will be made available upon request to the Agent and its attorneys at the Agent's office or at the office of the Agent's attorney and copies of any such document will be furnished upon request to the Agent or its attorneys. Included within the documents which must be made available as soon as possible are at least all Articles of Incorporation and Amendments, By-Laws and Amendments, Minutes of all the Company's Incorporations, Directors and Shareholders Meetings, all financial statements and correct copies of any material contracts, leases, and agreements to which the Company is a party. At the earliest practicable date, the Company will furnish the Agent a business plan showing projected cash flow (or deficiencies) covering a three-year period. In addition, the Company will provide the Agent with unaudited quarterly financial data.

8. Properties, Capital Structure, Dilution, Employee Benefit Plans. The properties owned or held under option by the Company, the capital structure of the Company immediately preceding the private offering, the contemplated dilution to the private investor, and Company's business plan shall be acceptable to the Agent. It is contemplated that the Shares held by the investors in the private offering will represent at least 10% of the outstanding Shares. At such time as investors of the private offering come to own 10% of the outstanding shares, it is understood that for one year from the date of the offering memorandum, any future and/or presently contemplated employee (including officers and/or directors) incentive plan (including royalty plan), of whatever nature shall be fully disclosed to the Agent and any new such plan shall be subject to the approval of the Agent, which shall not be unreasonably withheld.

9. Blue-Sky Laws. It is understood and agreed between the Company and the Agent that it shall be the obligation of the Company to qualify the sale of the Company's common stock in such states as may be reasonably designated by the Agent. The officers, directors and promoters of the Company will comply with applicable Blue-Sky escrow requirements, including those pertaining to the escrow of shares provided such escrow shall in no event extend beyond a period of two years. The parties hereto shall agree on the division of legal work pertaining to Blue-Sky qualification.

10. Underwriting Discount. The Shares (including over-allotment shares) will be placed to institutional and accredited investors by the Agent and selling group members with a fee of TEN percent (10%), for shares placed pursuant to their efforts, from the private offering prices. The Agent may re-allow all or part of such fee to any member of the selling group. In addition, a fee of FIVE percent (5%) shall be immediately payable upon the exercise of any Warrants distributed to investors in the private offering.

11. Agent's Due Diligence. It is understood that the Company shall pay a fee of TWO percent (2%) to the Agent for its due diligence and selling-group management efforts for shares placed pursuant to its efforts. In the event the offering for any reason is not closed, the Agent will not receive any portion of said due diligence fee and the Company and the Agent shall be responsible, for their own expenses,

12. Agent's Expense Allowance. It is understood that the Company shall reimburse the Agent for its expenses on a non-accountable basis in the amount of THREE percent (3%), for shares placed pursuant to its efforts. In the event the offering for any reason is not closed, the Agent will not receive any portion of said expenses allowance, and the Company and the Agent shall be responsible for their own expenses.


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13.      Warrants. Upon termination of the offering, the Company will sell to the Agent Common Stock Purchase Warrants, for a purchase price of $.0001 per Warrant, entitling the Agent to purchase one share of the Company's Common Stock for each ten shares of the Company's Common Stock which have been sold in the offering, including, over-allotment shares. The Warrants shall be non-exercisable for a period of twelve
         (12) months following the date of the closing of the offering, However, if the Company merges or reorganizes in such a way as to terminate the Warrants, the Warrants may be exercised immediately prior to such action. Also, the Warrants will contain anti-dilution provisions acceptable to the Agent.

         The Warrants will be exercisable for a period of FIVE (5) years. If the Warrants are not exercised during this term, they shall by their terms automatically expire, The exercise price of the Warrants shall be 110% of the per share offering price. The Company will set aside and at all times have available a sufficient number of shares of its Common Stock to be issued upon the exercise of the Warrants to be sold to the Agent. The Warrants will not be transferable to anyone for a period of TWELVE
         (12) months alter the close of the offering, except to the officers of the Agent.

14. Consulting Agreement. It is understood that the Company shall retain the Agent as the Company's non-exclusive financial consultants for a period of 24 months to commence on the closing of the offering, at a monthly fee of $1,500, or an aggregate of $36,000. Pursuant to this agreement, the Agents shall provide advisory services related to merger and acquisition activity, corporate finance and other matters. This agreement shall be completed and executed between the Company and the Agent at such time that the Company has received Five Hundred thousand dollars ($500,000) in gross proceeds from tile offering. In addition, the Agent shall be given a right of first refusal on future public offerings during the period of this consulting agreement.

15. Expenses. The Company shall bear all costs and expenses incident to their issuance, offer, and delivery of the Shares, including all expenses and fees incident to the filing of any required forms with the SEC and/or NASDAQ, the costs and counsel fees of qualification under state securities laws, and fees and disbursements of counsel and accountants for the Company, costs for preparing and printing any offering documents and cost of printing as many copies of the offering documents as the Agent may deem necessary and related exhibits. The Agent agrees to pay all fees and expenses of any legal counsel whom it may employ to represent it separately in connection with or on account of the proposed offering by the Company other than counsel fees relating to blue-sky filings. To the extent blue-sky work is undertaken by counsel to the Agent pursuant to paragraph 9 hereof, it shall be separately billed to the Company and shall be the financial obligation of the Company

16. Representations of the Company. The Company represents and warrants that no officer, director or shareholder of the Company is a member of the NASD, an employee or associated member of the NASD. The Company represents and Warrants that it has not promised or represented to any person that any part of the Shares will be directed or otherwise made available to them in connection with the proposed private placement. The Company represents that it has separately disclosed to the Agent all potential conflicts of interest involving officers, directors, principal shareholders and/or employees.

17. 1934 Act Registration and Quarterly Reports to Shareholders, Quotation on NASDAQ, Listing in Moody's, Transfer Agent. The Company represents that, at a minimum, it comply with all mandated and necessary filing requirements with the NASD and the SEC such as is required to maintain a listing on the NASD Electronic Bulletin BOARD (NASD:EBB) The Company will within 120 days from completion of the offering apply for "listing" on a current basis, if not already listed on an exchange acceptable to the Agent. The Company, if it does not already have one, shall obtain a CUSIP number for its certificates and shall engage a transfer agent acceptable the Agent.

18. Termination. The Company many, at its own discretion, terminate the offering at any time with a minimum often (10) days written notice to the Agent. Termination of the offering will relate wholly to the private offering contemplated herein and have no effect on the Consulting Agreement as defined in paragraph 14 should such terms have been met prior to the written termination.

19. Statement of Intent. It is understood that this letter is merely a letter and statement of intent and not a legally binding agreement except as to matters set forth in Paragraphs 6, 12 and 15 hereof, The Agent reserves the right in its uncontrolled discretion to determine whether the offering can be successfully marketed through a selling syndicate, and may, without any obligation to the Company, for any reason, including, without limitation, the generality of the foregoing, market conditions (both those relating to securities and commodities generally and those relating to the Company's stock) and the reaction of prospective members of the selling group to the proposed offering, decline to proceed further with the offering. If this letter correctly sets forth our understanding, please so indicate by signing and returning to us tile enclosed copy of this letter.

                                                               Very truly yours,
                                                  TRAVIS MORGAN SECURITIES, INC.

                                                By  /s/ Joseph Cerbone
                                                    ----------------------------
                                                    Joseph Cerbone, President
Understood and accepted

On  1/13            , 1998
    ---------------

By  /s/ Alex D. Daspit
    ------------------------
    (Signature)

    Alex D. Daspit
    -------------------------
    (Name)

    President
    -------------------------
    (Title)


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